Exhibit 10.4

Confidential

June 4, 2007

Mr. Amit Sachdev

5218 Loughboro Road NW

Washington, DC  20016

Dear Amit:

This letter sets forth the principal terms for you to join Vertex Pharmaceuticals Incorporated (“Vertex” or the “Company”).

Position:                                                                                                Senior Vice President, Public Policy and Government Affairs

Status:                                                                                                          Full-Time, Exempt

Reporting to:                                                                         Joshua S. Boger, Ph.D.

President and Chief Executive Officer

Base Salary Rate:                                                   $13,461.53 per bi-weekly pay period

Hiring Bonus:                                                                   $50,000 less normal withholdings, payable with your first paycheck.  If you terminate your employment voluntarily before the end of the first twelve months of employment, you will be required to repay the Hiring Bonus to the Company in full.

Equity:                                                                                                         Stock Options – 75,000

Upon commencement of your employment with the Company, you will be granted an option to purchase 75,000 shares (non-qualified stock options) of the common stock of Vertex pursuant to the Vertex 2006 Stock and Option Plan (the “Stock Plan”). The option exercise price per share will be equal to the average of the high and low market price of Vertex common stock on the date of commencement of your employment.  The shares of common stock subject to your stock option will vest quarterly over four years.

Restricted Shares – 15,000

In addition to the stock options grant, you will also be granted 15,000 restricted shares of the Common Stock of Vertex pursuant to the Stock

Plan.  One quarter of the restricted shares will vest at each anniversary of your employment start date, assuming you are still employed by Vertex at that time.  Any shares that have not vested at the end of your employment at Vertex will be forfeited.

Restricted Shares – 2,000

You will also receive an additional grant of 2,000 restricted shares of the Common Stock of Vertex pursuant to the Stock Plan.  One quarter of the restricted shares for this grant will vest quarterly over a 12 month period commencing on the date of hire.

The specific terms and conditions of your stock option and restricted share grants will be set forth in separate agreements between you and Vertex which, among other things, will incorporate the terms and conditions of the Stock Plan.  These agreements will be entered into and executed after you commence your employment with the Company.  You may wish to consult with your tax advisor regarding the income tax aspects of restricted stock and option grants.

Bonus:                                                                                                         You will also be eligible to participate in the Company’s target bonus program (and other incentive compensation programs) applicable to the Company’s senior executives, as any such programs are established and modified from time to time by the Company’s board of directors in its sole discretion, and in accordance with the terms of such program.

Under the Company’s target bonus program as presently constituted, the 2007 target bonus for senior executives at your level is 35% of your annual base salary.  The final amount of any bonus award is subject to adjustment on the basis of the board’s appraisal of the Company’s performance and your supervisor’ appraisal of your performance, and could range from 0% - 150% of target bonus amount.  All awards for the first year of employment are prorated based on your date of hire.  All bonus targets and awards are made at the discretion of the Board of Directors and are subject to change without notice.

Annual Equity

Grants:                                                                                                         You will also be eligible to participate in the Company’s annual equity grant program applicable to the Company’s senior executives, as any such programs are established and modified from time to time by the Company’s board of directors in its sole discretion, and in accordance with the terms of such program.

Under the Company’s annual equity grant program as presently constituted, the 2007 target equity grants for senior executives at your level are 61,000 stock options and 8,133 shares of Performance-Accelerated Restricted Stock.  The final amount of any equity award is subject to adjustment on the basis of your supervisor’ appraisal of your performance, and could range from 0% - 150% of the target equity grant amounts. All equity awards are made at the discretion of the Board of Directors and are subject to change without notice.

Severance:                                                                                     You will be eligible for the Company’s severance program for its Senior Vice Presidents, if adopted, and as it may be amended from time to time by the Board of Directors. There currently is no such program.  In lieu thereof, we agree that if your employment is involuntarily terminated before any such program is adopted, or if the terms of any such program are less favorable to you than the terms of this offer letter, you shall be entitled to the severance benefits set forth in this offer letter.  These benefits will be payable for any termination of your employment by the Company, other than for Cause (as defined herein), or by you for Good Reason (as defined herein), whether in the ordinary course of business, in the context of a change in control or otherwise (all such instances being an “involuntary termination” of employment).

If you experience an involuntary termination of employment, you will be entitled to receive 12 months of base salary and will be reimbursed for 12 months of COBRA coverage.  All exercisable stock options held by you as of the date of the involuntary termination of employment that are not exercisable as of that date shall be deemed to have been held by you for an additional 18 months, for purposes of vesting and exercise rights, and any stock options that become exercisable as a result thereof shall remain exercisable until the earlier of (1) the end of the 90-day period following the date of the employment termination and (2) the date the stock option otherwise would expire.  The Company’s lapsing repurchase right with respect to shares of restricted stock held by you shall lapse with respect to the Pro-Rata Share of Restricted Stock (as defined herein).

“Good Reason”:  For purposes of the severance benefit described above, “Good Reason” shall mean that without your consent, one or more of the following events occurs and you, of your own initiative, terminate your employment by notice in writing to the Company within 90 days after the first occurrence of the event:

(a)                            You are assigned to any duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities customarily associated with the position and office of Senior Vice President, Public Policy and Government Affairs , provided that such reassignment of duties or responsibilities is not due to your Disability or performance, nor is at your request;

(b)                           You suffer a reduction in the authorities, duties, and responsibilities customarily associated with your position as Senior Vice President, Public Policy and Government Affairs, provided that such reassignment of authorities, duties and responsibilities is not due to your Disability or your performance, and is not at your request or with your prior agreement;

(c)                            Your base salary is decreased below $350,000 per year, other than a reduction which is part of an across-the-board proportionate reduction in the salaries of the senior management team; or

(d)                           Your office location as assigned to you by the Company is relocated thirty-five (35) or more miles from Cambridge, Massachusetts (other than in connection with a relocation of the Company’s principal executive offices).

“Cause”:   For purposes of the severance benefit described above, “Cause” shall mean

(a)                                  your conviction of a crime of moral turpitude;

(b)                                 your willful refusal or failure to follow a lawful directive or instruction of the Company’s Board of Directors or the individual(s) to whom you report, provided that you receive prior written notice of the directive(s) or instruction(s) that you failed to follow, and provided further that the Company, in good faith, gives you thirty (30) days to correct any problems and further provided if you correct the problem(s) you may not be terminated for Cause in that instance;

(c)                                  in carrying out your duties you commit (i) willful gross negligence, or (ii) willful gross misconduct, resulting in either case in material harm to the Company, unless such act, or failure to act, was believed by you, in good faith, to be in the best interests of the Company; or

(d)                                 your violation of the Company’s policies made known to you regarding confidentiality, securities trading or inside information.

“Pro-Rata Share of Restricted Stock”:  shall mean, for any grant of restricted stock as to which the Company’s repurchase right lapses ratably over a specified time (e.g. in equal annual increments over four years), that number of shares as to which the Company’s repurchase right with respect to those shares would have lapsed if your employment by the Company had continued for an additional 18 months.  For any other shares of restricted stock, “Pro-Rata Share of Restricted Stock” shall mean, as to any shares of restricted stock that were granted on the same date and as to which the Company’s repurchase right lapses on the same date, that portion of such shares calculated by multiplying the number of shares by a fraction, the numerator of which is the number of days that have passed since the date of grant (until the employment termination date), plus the number of days in the 18 months after the employment termination date, and the denominator of which is the total number of days from the date of the grant until the date (without regard to any provisions for earlier vesting upon achievement of a specified goal) on which the Company’s repurchase right would lapse under the terms of the grant.

In order to be eligible to receive the severance benefits described above, you shall be required to execute and deliver to Vertex (without subsequent revocation if provided for therein), a general release of claims against Vertex, including any claims concerning the Company’s obligations under this offer letter.

Benefits:                                                                                                You will be entitled to receive standard medical, life and dental insurance benefits for yourself and your dependents in accordance with Company policy.

401(k) Plan:                                                                                 You will be eligible to participate in the Vertex 401(k) Plan on the same basis as other senior executives of the Company.  Currently, eligible employees may enroll in the plan on a monthly basis, on the first of any month following original date of hire. Through automatic payroll deduction, you can contribute from 1% to 60% of your eligible pay on a pretax basis, up to the annual IRS dollar limit. Under the current plan, Vertex contributes 100% on the dollar on the first 3% of earnings contributed by employees to the plan, and 50% on the dollar on the next 3% of earnings contributed by employees to the plan. This matching contribution is in the form of Vertex unitized stock, vests immediately, and is deposited in participants’ accounts on a quarterly basis.

ESPP                                                                                                                  You will be eligible to participate in the Employee Stock Purchase Plan (“ESPP”), as in effect from time to time,  on the same basis as other senior executives of the Company.   Under the current terms of the ESPP, you will be able to enroll at the next offering after your employment begins.  Offering Dates are currently May 15th and November 15th of each year and you are able to contribute between 1% and 15% (whole percentages only) of your Base Salary to purchase Vertex common stock at a discounted price.

Vacation:                                                                                            During the term of employment, you shall be entitled to not less than four weeks’ paid vacation days each calendar year in accordance with the Company’s vacation policy then in effect.

Employment-

At-Will:                                                                                                   Your employment will be on an at-will basis, which means it may be terminated at any time by you or the Company, with or without cause.

Start Date:                                                                                      July 30, 2007

As a condition of your employment, you will be required to sign a copy of our “Non-disclosure, Non-competition and Inventions Agreement” prior to your start date.  It is the Company’s policy to respect fully the rights of your previous employers in their proprietary or confidential information.  No employee is expected to disclose, or is allowed to use for the Company’s purposes, any confidential or proprietary information he or she may have acquired as a result of previous employment.

[In addition, to conform with the Immigration Reform and Control Act of 1986, you will be required to provide sufficient documentation to show proof of employment eligibility in the United States.  Please bring with you on your start date, the original of one of the documents noted in List A or one document from List B and one document from List C as itemized in the enclosed “Lists of Acceptable Documents”.  If you do not have the originals of any of these documents, please contact me immediately.]

I am pleased to extend this offer to you and look forward to your acceptance.  Please sign and return the enclosed copy of this offer letter as soon as possible to indicate your agreement with the terms of this offer.  This offer will lapse if not signed and returned by fax to 617-444-6773 by June 8, 2007.

Once signed by you, this letter will constitute the complete agreement between you and the Company regarding employment matters and will supersede all prior written or oral agreements or understandings on these matters.

I believe you will be able to make an immediate contribution to Vertex’s effort, and I think you will enjoy the rewards of working for an innovative, fast-paced company.  One of the keys to our accomplishments is good people.  We hope you accept our offer to be one of those people.

Yours sincerely,

/s/ Joshua S. Boger

Joshua S. Boger
President and Chief Executive Officer

Enclosures

I accept the terms of employment as described in this offer letter dated   June 4, 2007          and will start my employment on                .  I confirm that by my start date at Vertex I will be under no contract or agreement with any other entity which would in any way restrict my ability to work at Vertex or perform the functions of my job for Vertex, including, but not limited to, any employment agreement and/or non-compete agreement.

/s/ Amit Sachdev
Name	Date